Exhibit 99.1

VIGGLE WINS TWO APPY AWARDS AT MEDIAPOST’S PRESTIGIOUS 2012 EVENT
TV loyalty app named best “Television/Video App; wins “Entertainment: Professional” category

NEW YORK – March 20, 2012 – ViggleSM, a loyalty program for television created by Function(x) Inc.TM (Symbol FNCX was recognized by MediaPost as the best app in the “Entertainment: Professional Content” and “Television/Video App” categories at the 2012 Appy Awards in San Francisco last night. Viggle launched Jan 25 this year and last week announced it surpassed the quarter million user milestone. Viggle joins the ranks of other widely popular apps, like Angry Birds, Facebook, Skype and Spotify, all of which have previously won Appy Awards.

“We’re very excited to be recognized by Media Post with these two Appy Awards,” said Chris Stephenson, president of Viggle. “Our reception in the market has been incredible and we love seeing how excited TV viewers are about using Viggle and earning real rewards for watching their favorite TV shows.”

The Appy Awards were created by MediaPost to recognize the world’s finest and most exciting mobile apps. The awards were judged by a panel of mobile industry veterans including developers, advertising & marketing executives and editors at top technology publications like Engadget and Macworld.

Viggle continues to set new standards for consumer engagement. Active Viggle members spend an average of 89 minutes a day within the app and engage an average of 36 times per session with the wide variety of TV-related Viggle games, videos and interactive ads. Viggle members have redeemed over 123,000 rewards with gift cards from BestBuy, iTunes, Amazon and Starbucks and Hollywood Movie Money proving to be the most popular. Since launch on January 25, Viggle users have checked in more than seven million times to popular TV programming.

Available as a free download in the iTunes App Store, Viggle can automatically check TV viewers into live, recorded or online TV content from more than 160 channels. Viggle works with iOS devices such as iPhone®, iPad® and iPod Touch®. The company plans to release an Android and iPad version in the very near future.

About ViggleSM
Viggle is a loyalty program for television that gives people real rewards for checking into the television shows they’re watching. Currently available for Apple iPhone®, iPad® and iPod Touch®, Viggle automatically identifies what television shows its users are watching and awards them points when they check-in. Viggle users can redeem their points in the app’s rewards catalogue for items such as movie tickets, music, gift cards and much more. For more information, follow us on Twitter @Viggle or like us on Facebook.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of March 20, 2012.   Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact:
Laura Gonia
Weber Shandwick
FunctionX@webershandwick.com
Tel. 206.576.5580

Danielle Rabin
PR Manager, Viggle
danielle@viggle.com
Tel. 212.231.0092

Investor Relations:
John Small
Head of Strategy & Corp. Development
Function(x) Inc.
John.Small@functionxinc.com
Tel. 212.231.0092

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